SEPARATION AND RELEASE AGREEMENT

    THIS SEPARATION AND RELEASE AGREEMENT (this "Agreement") is entered into by and between Britton Smith ("Executive") and Blue Bird Corporation and Blue Bird Body Company (collectively the “Company"):

    W I T N E S S E T H:

    WHEREAS, Executive has served as an employee of the Company, and the parties hereto wish to enter into this Agreement for the purpose of providing an orderly termination of their relationship and to provide for a full and final settlement of all matters arising or pertaining to that relationship, including its termination, whether past, present or future, including claims for attorneys' fees and expenses, and any and all other tort, contract, statutory and other claims of any kind;

    NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements and undertakings contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.Resignation from Employment. Executive and the Company entered into a written Employment Agreement effective as of July 1, 2023 (the “Employment Agreement”). Executive has provided the Company with notice that he wishes to voluntarily resign his employment with the Company, and Executive and the Company agree that Executive’s resignation from employment shall be effective as of September 28, 2024 (the “Resignation Date”). Further, in accordance with Section 5.4 of the Employment Agreement, Executive shall also be deemed to have resigned from his position on the Company’s Board of Directors (which such resignation shall be effective immediately), and any other position(s) he may have with the Company or its subsidiaries or affiliates, including joint venture positions, effective as of the Resignation Date. From and after the Resignation Date, Executive shall no longer be affiliated with the Company and will not hold himself out to the public as being affiliated with, or an employee or consultant for, the Company. Executive will receive his regular base salary and insurance benefits through the Resignation Date.

2. Consideration. Provided Executive timely signs, returns, and does not revoke this Agreement, the Company will provide him with the following:

(a)The Company will provide Executive with salary continuation at Executive’s Base Salary (as in effect as of the Resignation Date), less applicable taxes and withholdings, through and including the Resignation Date,

(b)Pursuant to Section 5.2(b) of the Employment Agreement, the Company will provide Executive with continued payment of Executive’s Base Salary (as in effect as of the Resignation Date), payable in accordance with the Company’s payroll policy and less applicable taxes and withholdings, for a period commencing on the Resignation Date and ending on the twelve (12) month anniversary of the Resignation Date;

(c)Pursuant to Section 5.2(c) of the Employment Agreement, the Company will provide Executive with reimbursement of the cost of continuation coverage of group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for a maximum of twelve (12) months following the Resignation Date to the extent Executive elects such COBRA continuation coverage and is eligible and subject to the terms of the Company’s health plan and applicable law; provided, that such reimbursement shall cease to the extent that the Executive is eligible for health benefits from a new employer;

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(d)The Company will provide Executive with payment of the Annual Bonus (as such term is defined in Section 4.2 of the Employment Agreement) for the Company’s fiscal year ending September 28, 2024 (the “2024 Fiscal Year”), such amount being payable at the same time and on the same terms the Company pays other executive employees who are eligible for such annual bonus payments.

(e)Any vested and/or unvested interests, if any, that Executive may have pursuant to the Company’s Equity Plan (as such term is defined in Section 4.5 of the Employment Agreement) shall be treated in accordance with the terms of such Equity Plan.

(f)Executive acknowledges and declares that following these payments, he will be fully compensated for all work performed and time he worked while employed by the Company, and that he is not owed any compensation, wages, salary, payments, bonus, remuneration, benefits or income from the Company except as specifically provided in this Agreement.

(g)Executive’s entitlement to receive the payments and benefits described herein-above is expressly contingent upon and subject to Executive’s good and faithful compliance with the terms and conditions of this Agreement and his post-employment obligations under the Employment Agreement.

3. Company Property. Executive will immediately return to the Company all property, equipment, records, correspondence, customer lists, manuals, documents, files, keys, computer disks, design plans, marketing plans, computer programs, computer data, and any other information, including trade secrets and confidential proprietary information and Executive will not retain any copies or reproductions of any property of the Company and he shall otherwise comply with the return-of-property provisions of Section 6.5 of the Employment Agreement.

4. Waivers, Releases and Covenants Not to Sue.

(a) Executive accepts the terms of this Agreement in full, final and complete settlement and satisfaction of any and all claims which in any way relate, pertain to or arise out of his employment with the Company or the termination of that employment. Accordingly, Executive does hereby release the Company, its successors or purchasers, and any and all parent, subsidiary or affiliated corporations or business entities, and any and all respective past or present employees, officers, agents, directors, shareholders, members, attorneys, partners and representatives of the foregoing, and others acting for or on behalf of the foregoing (hereinafter "Releasees") from all past, present or future claims, actions, rights or benefits of whatever nature or description, including any claims for attorneys' fees and expenses, from the beginning of time, through and including the date of execution of this Agreement, including any and all claims arising out of or relating to Executive's employment with the Company or the termination of that employment, including any and all claims arising out of any employment agreement, if any, between Executive and the Company, and further including claims for wages, salary, vacation, bonuses, stock, stock options, warrants, commissions or other forms of benefits or compensation. Notwithstanding the above, nothing in this document waives the claims identified in that separate agreement executed by the Company and Executive titled Separation and Release Agreement ADEA/OWPA, which such claims are reserved exclusively to the terms of that document.

    (b) It is further understood and agreed that this document is intended to be a total accord, settlement and satisfaction of any and all claims, in law or in equity, which Executive has or may have against Releasees, including, but not limited to, all contract, tort and statutory claims arising under any applicable state or federal statutes or laws, including but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.§ 2000e et. seq., as amended, the Civil Rights Act of 1991, as amended, The Fair Labor Standards Act, 29 U.S.C.§ 201 et. seq., as amended, the Equal Pay Act of 1963, as amended, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. § 1001 et seq., as amended, or under any other local, state or federal statute, law, or regulation. Excluded from this Agreement are any claims which cannot be waived by law, including the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency. Notwithstanding the above, nothing in this document waives the claims identified in that separate agreement executed by the Company and Executive titled Separation and Release Agreement ADEA/OWPA, which such claims are reserved exclusively to the terms of that document. Executive shall be entitled to retain and receive retirement benefits under the terms of any retirement plan (i.e. 401(k) plan) in which Executive has already earned a vested benefit, as otherwise provided by law.
    (c) While Executive understands that this Agreement does not affect his right to file a Charge with or to participate as a witness in an investigation or proceeding conducted by the EEOC or comparable state or local agency, Executive gives up and waives his right to receive any financial benefit, including monetary recovery and/or reinstatement, from any lawsuit or settlement related to such rights and claims released hereunder and must tender back and return any such amounts received, whether the lawsuit is filed or the settlement is reached by the EEOC or anyone else.
    (d) Executive is not waiving or releasing any indemnification rights he may have under Section 8 of the Employment Agreement or under the Company’s Certificate of Incorporation or bylaws.
    (e) Executive warrants and acknowledges that the execution of this Agreement, including the general release set forth above, is knowing and voluntary and that Executive understands this Agreement, including the general release set forth above. Executive further warrants and acknowledges that he does not waive rights or claims that may arise after the date this Agreement is executed, and that the claims waived and released by this Agreement have been waived and released in exchange for consideration in addition to anything of value to which Executive is already entitled. Executive further acknowledges and warrants that he is advised to consult with an attorney prior to the execution of this Agreement, and that he has had the opportunity to consult with an attorney with respect to the terms of this Agreement, including the general release contained herein. Executive does not release any rights or claims arising under this Agreement or which may arise after the date of entry of this Agreement.

    (f) The Company, for itself and its subsidiary and affiliated entities, does hereby release Executive, and his heirs and family members, from all past, present or future claims, actions, or rights of whatever nature or description, including any claims for attorneys' fees and expenses, from the beginning of time, through and including the date of execution of this Agreement, including any and all claims arising out of or relating to Executive's employment with the Company or the termination of that employment relationship. The Company does not release any rights or claims arising under this Agreement (including without limitation rights or claims which may arise with respect to Executive’s post-employment obligations to the Company as described in Section 7 below) or which may arise after the date of entry of this Agreement.

5. No Admission. Executive acknowledges that nothing contained in this Agreement including the general release set forth herein or the payment of the sums referred to above shall be construed as an admission of liability or responsibility on the part of the Company or any of the Releasees, all such liability and responsibility being expressly denied.

6. No Defamatory or Disparaging Statements.

(a)Executive agrees that he will not make defamatory or disparaging comments regarding Company, its parent, subsidiary or affiliated companies or organizations, or any of Releasees or their respective officers, directors, investors, or other employees or regarding any of their products, services, business practices, customers, or vendors, and he/she will not make or post any defamatory or disparaging comments regarding the foregoing to the news media or in any sort of internet posting or social media forum, i.e. Facebook, Linkedln, Twitter, Glassdoor.com, Monster.com, or any similar internet website, app., or other online platform. Defamatory comments are those that are maliciously untrue, such that they are made with knowledge of their falsity or with reckless disregard for their truth or falsity. Executive shall also continue to comply with the provisions of Section 5.5 (nondisparagement) of the Employment Agreement. Nothing herein shall prevent Executive from testifying truthfully under oath in any legal proceeding.

(b)The Company will not make any defamatory or disparaging comments regarding Executive and will not make or post any defamatory or disparaging comments regarding Executive to the news media or in any sort of internet posting or social media forum, i.e. Facebook, LinkedIn, Twitter, Glassdoor.com, Monster.com, or any similar internet website, app., or other online forum. The Company agrees that it will instruct members of its Boards of Directors and members of its senior executive management of the foregoing obligations. Nothing herein shall prevent any of the Company’s Board Members or employees from testifying truthfully under oath in any legal proceeding.

7. Continuing Obligations. Pursuant to the Employment Agreement, Executive agreed to and is required to comply with certain restrictions and other obligations which, by their stated terms, were and are intended to remain in full force and effect after the Resignation Date. Executive understands and agrees that he is and shall remain obligated to comply with the provisions of Section 6.2 (Confidentiality), Section 6.3 (no-solicitation or hire), Section 6.4 (non-competition), and Section 7 (remedies; specific performance), and each section’s various subparts, of the Employment Agreement by their stated terms.

8. Entire Agreement. Except as provided in this Agreement, this Agreement constitutes the entire agreement and understanding between the parties and all previous discussions, undertakings, representations, promises, negotiations and agreements with respect to the matters included in this Agreement are merged into this Agreement. In avoidance of any doubt, this agreement does not include or address Executive’s claims under the Age Discrimination in Employment Act (ADEA) 29 U.S.C. § 621 et. seq., as amended, the Older Workers’ Protection Act (“OWPA”), or any age discrimination claim related to Executive's employment with the Company, which such claims and obligations are addressed in that separate agreement titled “Separation and Release Agreement ADEA/OWPA” between Executive and the Company. It is further agreed and understood that this Agreement cannot be changed, altered or amended except in a subsequent writing signed by each of the parties hereto.

9. Miscellaneous. Executive and the Company acknowledge and represent they each have read or caused to be read this Agreement and that each understands it fully and signs it voluntarily. It is further understood and agreed that this Agreement shall be subject to and construed in accordance with the laws of the State of Georgia and not of any other state.

[SIGNATURES ON FOLLOWING PAGE]

    IN WITNESS WHEREOF, the undersigned hereunto set their hands and seals on the date shown below.

/s/ Britton Smith
Britton Smith
Date: Sep 6, 2024

Blue Bird Corporation and Blue Bird Body Company
/s/ Philip Horlock
By: Phil Horlock
Date: Sep 6, 2024

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